EXHIBIT 99.1

Premier Biomedical and U.S. Army William Beaumont Medical Center Establish Cooperative Research and Development Agreement for Major Medical Treatments

Protocols for CRADA Implementation Approved
Collaborative Research on Traumatic Brain Injury and Suicidal Ideation/Prevention to Commence Immediately

St. Petersburg, FL --- June 11, 2013 --- Premier Biomedical, Inc. (OTC-BB: BIEI) today announced that a Cooperative Research and Development Agreement (CRADA) with William Beaumont Army Medical Center (WBAMC) located at Fort Bliss, in El Paso, Texas has been signed and approved by the US Army Clinical Investigation Regulatory Office (CIRO) for implementation.

Under terms of the Agreement, WBAMC will conduct advanced and clinical research for Premier Biomedical’s medical treatments targeting the prevention of suicidal ideation and clinical depression, and therapies for traumatic brain injury induced maladies including posttraumatic stress disorder (PTSD) and suicide. The U.S. Department of Defense (DOD) will have unlimited access to Premier’s technologies at the original licensing cost for life. Premier will have direct access to the DOD’s technical expertise in advanced model creation and clinical testing to advance the development of its breakthrough technologies beyond the laboratory.

“At Premier Biomedical, our goal is to discover, develop and bring to market innovative products and treatments that address major unmet medical needs,” said William Hartman, President and Chief Executive Officer of Premier Biomedical. “Our collaboration with the Department of Defense and the US Army through this CRADA is a tremendous endorsement of the one-of-a-kind scientific method we employ in our research and testing.

“Our focus is on isolating the molecular compounds believed to be the pathophysiologic basis of major incurable diseases,” Hartman continued. “Our next step with WBAMC is to advance our technology testing beyond the laboratory into viable treatments to relieve the suffering of human patients.  Our relationship with the United States Army is an invaluable advantage in our long-term efforts to bring to market potential medications and procedures for our targeted diseases because it will help us protect our technology as well as facilitate clinical testing. This marks an extraordinary milestone in the development of our business.”

Hartman noted that the company has already made a number of breakthrough therapeutic advances through its collaboration agreement with The University of Texas at El Paso (UTEP) for joint research targeting cancer and Alzheimer’s disease.

Robert Kirken, Ph.D., Dean of UTEP’s College of Science, is overseeing the joint research with Premier Biomedical. Researchers within the University are rigorously testing methods to remove factors that cause Alzheimer’s disease and cancer. Collaborative efforts recently resulted in a breakthrough when cancer growth factors in leukemia cell lines were neutralized – leading to the death of tumor cells in 24 hours.

Premier Biomedical, Inc.

Hartman continued, “Each of our major accomplishments in the lab to date have been achieved in conjunction with UTEP. Now that we have added the U.S. Army as a key partner, Premier Biomedical has established an optimal three-part research and development consortium that joins private enterprise with academia and government. Importantly, our research with both the WBAMC and UTEP uses our exact same technology to target and remove disease-causing antigens – whether it is suicidal ideation, PTSD, cancer or any number of pervasive maladies. This is truly a historic relationship forged to make effective therapies for previously incurable disease and afflictions a mainstream reality,”

Technology Based on the Felder Doctrine™

Premier Biomedical employs the Felder Doctrine™, developed by Inventor and Chairman of the Board, Dr. Mitchell S. Felder: "Physically remove the pathophysiologic basis of the disease." Traditional medicine typically adds substances to the body in an effort to inhibit disease-related processes, often resulting in undesired side effects. Plus, conventional methods can target only one single antigen, thus allowing another antigen to survive treatment and enabling the disease to progress. Premier Biomedical aims for far greater efficacy through mixing and matching multiple target antigens simultaneously. Premier removes the entire pathophysiologic basis of the disease – targeting the exact causes of the disease and eliminating them – without dangerous side effects.

Recent applications of the Felder Doctrine include:

▪	Killing a cancer tumor in a test tube within 24 hours by simply processing its environment
▪	Removing a specified cancer-related Interleukin from a heterogeneous mixture at a picogram (trillionth of a gram) level of accuracy
▪	Successfully removing the majority of target antigens associated with clinical depression and suicidal ideation from a heterogeneous mixture, also at a picogram level of accuracy
▪	A proposed novel therapy for the treatment of the currently untreatable neurological condition Neurofibromatosis

CRADA Targeted Medical Treatments

The CRADA established between Premier Biomedical and WBAMC will focus on medical treatments for suicidal ideation and clinical depression as well as ailments stemming from traumatic brain injury including post-traumatic stress disorder (PTSD).

The statistical rates of these afflictions among active duty military and veterans are alarming:

▪	Last year more members of the U.S. armed forces died by suicide than in combat, with nearly one suicide per day among active duty military.
▪	An estimated 20% of all suicide deaths in the U.S. are among veterans.
▪	Over 40% of U.S. soldiers returning from Iraq or Afghanistan suffer from a mental disorder or behavioral problems.
▪	Of the 1.7 million American men and women in the military who have served in Iraq and Afghanistan, approximately 20 percent have been diagnosed with PTSD.

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WBAMC has already appointed a principal investigator and project team to execute the CRADA with Premier Biomedical, and research based on the above cited conditions is expected to commence immediately.

About Premier Biomedical, Inc.

Premier Biomedical, Inc. is a research-based company that intends to discover and develop medical treatments for humans, specifically targeting the treatment of Alzheimer's Disease, Fibromyalgia, Multiple Sclerosis, Traumatic Brain Injury, Amyotrophic Lateral Sclerosis (ALS/Lou Gehrig's Disease), Blood Sepsis and Viremia, and Cancer. Premier has licensed the technology behind multiple provisional patents in the United States and a PCT Europe National Patent in the areas of Cancer, Sepsis, and Multiple Sclerosis. Founded in 2010, Premier is headquartered in Florida, with offices in Pennsylvania. The Company’s common stock trades on the Over The Counter Bulletin Board under the ticker symbol “BIEI.” www.premierbiomedicalinc.com

Safe Harbor Notice

Certain statements contained herein are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). Premier Biomedical, Inc. cautions that statements made in this news release constitute forward-looking statements and makes no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. Premier Biomedical, Inc. undertakes no obligation to revise these statements following the date of this news release.

Contact

Premier Biomedical, Inc.
William A. Hartman, CEO
(814) 786-8849
William.Hartman@premierbiomedicalinc.com

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